As filed with the Securities and Exchange Commission on July 21, 2005
Registration Statement No. 333-121308

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 3

REGISTRATION STATEMENT

Under the
Securities Act of 1933

THE AMACORE GROUP, INC.
(formerly Eye Care International, Inc.)
(Name of Small Business Issuer in its Charter)

Delaware	7389	59-3206480
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Class Code)	(I.R.S. Employer Identification No.)

1511 North Westshore Boulevard, Suite 925 Tampa, Florida 33607 (813)289-5552
(Address and telephone number of principal executive offices and principal place of business)

Clark A. Marcus President and Chief Executive Officer 1511 North Westshore Boulevard, Suite 925 Tampa, Florida 33607 Tel:(813) 289-5552 Fax:(813) 289-5553
(Name, address, and telephone number of agent for service)

Copy to:

David J. Levenson, Esq.
7947 Turncrest Drive
Potomac, MD 20854
Tel: (301)299-8092
Fax: (301)299-8093

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A common stock, $0.001 par value	15,541,296	$1.01	$15,696,708	$1,848
Class A common stock, $0.001 par value (2)	1,720,000	1.01	1,737,200	204
Class A common stock, $0.001 par value(3)	236,344	1.01	238,707	28
Class A common stock, $0.001 par value(4)	320,000	1.01	323,200	38
Class A common stock, $0.001 par value(5)	400,000	1.01	404,000	48
Class A common stock, Par value $0.001 (6)	807,142	0.55	443,928	52
Class A common stock, Par value $0.001 (7)	8,803,252	0.16	1,408,520	166
Class A common stock, Par value $0.001 (8)	2,350,000	0.16	376,000	44
Total	29,978,034		$20,628,263	$2,428

* Filing fee increased by $210 for additional shares being registered.

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Represents the closing bid prices for the common stock of $1.01, $0.55 and $0.16, as reported on the OTC Bulletin Board on December 10, 2004 , February 7, 2005, and June 24, 2005 respectively.

(2)	Represents shares underlying Series C convertible preferred stock.

(3)	Represents shares underlying convertible debentures.

(4)	Represents shares underlying options.

(5)	Represents shares underlying warrants.

(6)	Represents additional shares being offered.

(7)	Represents additional shares primarily for convertible debentures in accordance with the debenture agreement.

(8)	Represents additional shares underlying warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 21, 2005.

THE AMACORE GROUP, INC.

By:	/s/ Clark A. Marcus
Clark A. Marcus, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark A. Marcus his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Clark A. Marcus
Clark A. Marcus	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2005

*
William Koch	Director	July 21, 2005

*
James L. Koenig	Director	July 21, 2005

*
Sharon Kay Ray	Director	July 21, 2005

*
John A. Schild	Director	July 21, 2005

*
Arnold Finestone, PhD.	Director	July 21, 2005

*
Arthur Yeap	Director	July 21, 2005

* By/s/ Clark A. Marcus
Clark A. Marcus, Attorney-in-Fact